UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

September 21, 2007
Date of report (Date of earliest event reported)

C2 GLOBAL TECHNOLOGIES INC.
(Exact Name of Registrant as Specified in its Charter)

FLORIDA
(State or Other Jurisdiction of
Incorporation or Organization)

0-17973	59-2291344
(Commission File No.)	(I.R.S. Employer Identification No.)

40 King Street West, Suite 3200, Toronto, Ontario, Canada, M5H 3Y2
(Address of Principal Executive Offices and Zip Code)

(416) 866-3000
(Registrants Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

As disclosed in Item 2.01 below, on September 21, 2007, C2 Global Technologies Inc., a Florida corporation (together, with all subsidiaries and affiliates, the “Company”), through its wholly-owned subsidiary, C2 Investments Inc., a Delaware corporation (the “Subsidiary”), executed certain agreements in connection with the Company’s acquisition of an ownership interest in AZ Limos LLC (“AZ Limos”). See Item 2.01 for a discussion of the acquisition and the terms and provisions of the underlying agreements.

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

On September 25, 2007, the Company announced the closing of its acquisition of an ownership interest in AZ Limos. AZ Limos was incorporated in July 2007 to acquire the assets and operations of Limos.com, a private provider of qualified leads for licensed limousine operators. AZ Limos was capitalized with a total of $2,500,000. The Company acquired 400,000 units of AZ Limos, representing a 16% ownership interest in AZ Limos, in consideration for a total subscription price of $400,000. The Company’s investment was funded in full by its majority stockholder, Counsel Corporation (“Counsel”), through an advance under an existing inter-company loan agreement by and between the related parties.

AZ Limos acquired the assets and operations of Limos.com for $4,300,000, which was funded by $2,300,000 of the $2,500,000 raised from investors and $2,000,000 in financing (the “Loan”) from a third party lender (the “Lender”). The Loan bears an effective interest rate of 10.5% per annum, is secured by all the assets of AZ Limos and is payable beginning April 15, 2008 through March 15, 2011 in an initial installment of $55,575, and, thereafter, in monthly installments of $55,555. All investors have pledged their securities in AZ Limos as security for the Loan and certain other investors have guaranteed $750,000 of the Loan. Consequently, the Company has pledged its units of AZ Limos acquired in the sale of AZ Limos’ ownership interests as security for the Loan in accordance with the terms and provisions of a certain Pledge Agreement dated as of September 21, 2007, by and among all of the investors in AZ Limos and the Lender (the “Pledge Agreement”). Additionally, Counsel has guaranteed $250,000 of the Loan on the Company’s behalf.

Contemporaneously with the Company’s investment in AZ Limos and Counsel’s $250,000 guaranty, the Company, the Subsidiary, Counsel and the Lender entered into a certain Priorities Agreement dated as of September 21, 2007 (the “Priorities Agreement”). Under the terms of the existing inter-company loan agreement between the Company and Counsel, the Company had pledged all of its assets to Counsel as security for loan funding from Counsel. The Priorities Agreement subordinates Counsel’s claim to the Company’s investment in AZ Limos in favor of the Lender.

       An entity in which Counsel holds a 50% ownership interest (the “Affiliate”) is entitled to earn a 2% per annum management fee, based on the invested capital of AZ Limos, in return for managing the operations of AZ Limos, pursuant to the terms of an operating agreement between the Affiliate and the investors in AZ Limos. In addition, the Affiliate will hold two of the four seats on AZ Limos’ Board of Directors. The Company’s Chief Executive Officer, who is also Counsel’s Chief Executive Officer, is a director of the Affiliate. Certain third party investors have a 20% carried interest in AZ Limos, which will be payable after all investors have received an annual 10% return on their capital investment from earnings generated by AZ Limos’ operations and after all investors have received the return in full of their invested capital.

The Pledge Agreement and the Priorities Agreement also contain various other terms and provisions customary for agreements of this nature. The foregoing is a summary of the material terms and provisions of such agreements, copies of which are filed as exhibits hereto.

Section 8 - Other Events

Item 8.01 Other Events

On September 25, 2007, the Company issued a press release announcing the foregoing events, among other things. A copy of this press release is attached as Exhibit 99.1 hereto. The reader is advised to read this press release in its entirety.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit No.	Description

	10.1	The Pledge Agreement dated as of September 21, 2007.
	10.2	The Priorities Agreement dated as of September 21, 2007.
	99.1	Press Release dated September 24, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
C2 Global Technologies Inc.
Date: September 26, 2007	By:	/s/ Allan C. Silber
		Name:	Allan C. Silber
		Title:	Chairman of the Board and Chief Executive Officer